UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
January 29, 2009
Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989
Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
SIGNATURE

Item 7.01 Regulation FD Disclosure
On January 29, 2009, First Community Bancshares, Inc. (the “Company”) held a public conference call to discuss its financial results for the quarter ended December 31, 2008. The conference call was previously announced in the earnings release dated January 28, 2009. The following are the prepared remarks.
John M. Mendez, President and Chief Executive Officer –
Beginning with the operating environment, it continues to be difficult for banks out there, on all fronts. We count ourselves fortunate that our basic operation is strong and we credit much of that to our legacy markets which continue to hold up rather well. You will hear from our Chief Credit Officer a bit later and I think you will agree that although non-performing assets, charge-offs and reserves are climbing, we continue to be in pretty good territory. Net interest revenues declined about 4.3% on sharp declines in key rates; however, we continue to grow non-interest revenues with an 18.3% increase charges, fees and commissions in 2008 over 2007.
I would note that beginning in the third quarter of 2007, we reported a multi-million dollar negative mark-to-market on our securities portfolio. As macroeconomic conditions deteriorated in 2008, this negative mark worsened to $56 million as of the third quarter. During that time we conducted extensive analyses of this portfolio – primarily cash flow driven – and determined no other than temporary impairment existed. However, as of year-end 2008, our updated analysis demonstrated impairment in one collateralized mortgage obligation holding and one pooled trust-preferred issue. While our model estimated losses of only $1.7 million, we are required to write down these investments to estimated market values. These market values, we feel, are negatively influenced by extreme illiquidity in the market place for every manner of securitized instrument, particularly CDO’s, and our market values reflect an exorbitant discount. Nonetheless, we report a non-cash other-than-temporary impairment charge of $29.9 million on one CMO holding and one pooled trust preferred issue. In addition, we note remaining OCL of $52 million, reflecting the deterioration in the market value of the remaining portfolio, net of the aforementioned write-down.
On a non-GAAP basis we are proud to report core-operating pre-tax earnings of $5.9 million and $29.7 million for the quarter and year, respectively. This performance reflects the overall strength of our company given the severe recessionary environment that presently exists. We credit our relative success to our strong loan quality, diversity of geographic markets and lines of business and an operating culture that emphasizes shareholder value.
As of year-end, NPA’s remained low at 0.66%. Annualized net charge-offs decreased from the prior quarter to 0.77%, meanwhile our allowance for loan losses as a percentage of total loans was steady at 1.23%. Not only do we possess a strong credit culture, but also we pride ourselves in proactively identifying and recognizing problem loans. Our experience demonstrates willingness to work with borrowers at early stages of delinquency and collaborating to resolve issues in a manner that is mutually beneficial – as expediently as possible.
While the greater economy is in recession, our legacy operations in West Virginia and southwest Virginia have continued to perform nicely. At present, the unemployment rate in our largest market, West Virginia, remains at a low 4.9%, the ninth lowest in the nation and versus the 7.2% national rate. Virginia follows West Virginia closely at 5.4%. These stable markets continue to produce solid core deposits and attractive lending opportunities. In addition, our seasoned commercial sales team has seized this opportunity to solidify existing relationships and attract new clients given the necessary internal focus of many of our competitors. While we have strategically exited certain credits, resulting in higher loan run-

off, the factors noted above, when added to our fourth quarter acquisition of Coddle Creek Financial, led to loan growth of $130 million for the quarter.
In addition to growing diversity within our banking network, our revenue diversification strategy focusing on insurance and wealth management continues to impress. We continued expansion of these lines of business in the fourth quarter headlined by the completion of our acquisition of Carr & Hyde Insurance Agency headquartered in Warrenton, VA. The combination of this storied agency with existing Greenpoint offices yields an insurance revenue run rate of more than $7 million. Carr & Hyde also represented the fifth insurance acquisition for FCB in 2008. We continue our belief that these acquisitions are an excellent use of capital and expect continued activity in 2009.
Despite the OTTI charge, FCB capital ratios remain strong. As of year-end, Tier I Risk-Based Capital was 11.5%, which compares favorably to the regulatory defined threshold of 8% for well-capitalized banks. Total capital was 11.7%, comfortably ahead of the well-capitalized standard of 10%. Hopefully we will see some positive impact on our remaining Pooled Trust Preferred in the coming months; however, we remain well-capitalized and we expect to build our capital position through internal capital generation to continue to improve our position and our Tangible Common equity. We continue to believe opportunistic acquisitions may present themselves in the near term and will manage capital accordingly to take advantage of these opportunities and we would, of course, be focused on all-stock transactions, in the event those opportunities arise.
On November 21, we issued 41,500 shares of fixed-rate cumulative perpetual preferred stock to the U.S. Treasury Department as part of the capital purchase program. In addition, First Community issued a warrant to the Treasury to purchase up to 176,546 shares of the company’s common stock at an exercise price of $35.26 per share.
The company issued the stock in exchange for a total consideration of $41.5 million. These funds have already been largely deployed in new credit originations of $26.9 million and our current pipeline includes over $58 million in commercial and small business credits with 75% or better odds of closing. We believe this represents strong utilization of TARP funds as well as our existing resources and liquidity.
In the area of M & A, I would note that our integration of Coddle Creek Financial has gone relatively smoothly and we remain bullish on the long-term growth prospects of the Lake Norman region. As noted previously, we continue to assess acquisition opportunities and are focused on those with strong core deposit franchises situate in markets complimentary to our current footprint. We also anticipate an uptick in government-assisted transactions in 2009 and plan to seriously consider any such opportunity in or near our current markets.
In the insurance arena, we closed on three agencies in the most recent quarter. Two of these agencies are small, but featured product lines which helped round out our insurance product set and we were able to be consolidate those agencies with existing operations. The larger transaction – Carr & Hyde in Warrenton Virginia – represents our initial expansion of insurance into Virginia. This firm, led by Wayne Eastham and Tab Vollrath, is highly regarded and expected to lead to future growth opportunities in the region.
David D. Brown, Chief Financial Officer –
On an as-reported basis, we had a difficult quarter marred by the impairment of two investment securities. On a core basis, however, the Company performed pretty well in this tough environment. Core earnings for the quarter and year were $3.8 million and $20.7 million, respectively.

We saw balance sheet growth across the board — a result of the Coddle Creek acquisition and the TARP investment. Loans and deposits increased $129 million and $154 million, respectively. Average deposits increased over third quarter due mostly to the addition of Coddle Creek, but also included over $10 million in organic growth. During the fourth quarter, new and renewed loan production amounted to $100.5 million.
Loan yields continue to fall as result of the Fed drastically cutting short-term interest rates and the commensurate drop in bank prime rates. Investment yields picked up from the third quarter — a result of lower asset valuations. Investment purchases during the fourth quarter had a weighted average yield of 5.4%.
We took after-tax impairment charges of $18.25 million during the fourth quarter relating to two securities. The first was a $25.2 million book value CMO that showed probable losses over the next 27 years of approximately $1.7 million. That bond was written down to a level two value of $10.7 million. The next bond was a pooled trust preferred CDO with a book value of $18.4 million that was written down to $2.9 million, another level two price. As we completed our individual security evaluations, we determined there was a distinct probability of an adverse change in the eventual cash flows from that bond. The cash flow tests for the remainder of the trust preferred CDO portfolio showed no adverse cash flow changes.
We made a $2.7 million provision for loan losses during the fourth quarter, bringing allowance to 1.23% of loans. For the year, we covered 136% of net charge-offs. Credit quality continues to compare favorably to peer performance and Gary will give us update later.
Wealth revenues increased nicely over third quarter. IPC contributed $89 thousand to the increase and Trust contributed $99 thousand. On a linked-quarter basis, deposit account service charges decreased $111 thousand and other fees decreased $17 thousand. The decreases were driven largely by slowing consumer spending as evidenced by a decline in the total number of swipes and average ticket. Insurance revenues were $1.3 million for the fourth quarter. The stage is set and the expectation is that GreenPoint will see great growth in the future, but the soft insurance market has really set in. We continue to see this line of business grow, but it too is affected by the slowing economy.
We took after-tax impairment charges of $18.25 million during the fourth quarter relating to two securities. The first was a $25.2 million book value CMO that showed probable losses over the next 27 years of approximately $1.7 million. That bond was written down to a level two value of $10.7 million. The next bond was a pooled trust preferred CDO with a book value of $18.4 million that was written down to $2.9 million, another level two price. As we completed our individual security evaluations, we determined there was a distinct probability of an adverse change in the eventual cash flows from that bond. The cash flow tests for the remainder of the trust preferred CDO portfolio showed no adverse cash flow changes.
In the area of non-interest expense, fourth quarter efficiency ratio was 59.1%, a function more of decreasing spread than increasing expenses. Salaries and benefits decreased $236 thousand on a linked-quarter basis. Within that decrease, actual salaries and wages increased $218 thousand solely attributable to Mooresville and GreenPoint. We also saw increased health and welfare costs over third quarter of close to $200 thousand. As a result of 2008 performance, we reduced the incentive pool by $850 thousand. We ended the quarter with 637 FTE, reflective of the new acquisitions. The bank actually saw a net decrease of 2 FTE before the addition of approximately 22 in the Mooresville area.
Within the other expense line, we saw increases in legal costs and other service fees over last quarter of $378 thousand. The remainder of the increase was mostly due from Coddle and GreenPoint.

Despite troubles in the investment book, we maintain strong levels of regulatory capital. Total risk-based capital at the holding company is expected to be approximately 11.8% and at the bank, 11.6%.
Gary R. Mills, Chief Credit Officer –
The loan portfolio at December 31, 2008, measured approximately $1.3 billion representing an increase of roughly $131 million. The consummation of the Coddle Creek acquisition during the 4th quarter contributed $135 million to the existing FCB loan portfolio; therefore, the FCB loan portfolio net of the Coddle Creek acquisition declined approximately $4 million during the quarter. The decline can be primarily attributed to the payoff of 3 loan relationships of which $1.5 million was in the Land Development sector and the remaining $4.4 million was in the Commercial Real Estate bucket. Commercial loan demand remained fairly consistent during the quarter; while retail loan demand waned. The bank did begin to experience increased mortgage applications late in the 4th quarter that has carried over into January which is being primarily driven by refinance activity.
Total delinquency as of year-end measured $25.6 million, or 1.97%, and was equally balanced between loans 30 – 89 days past due of $12.8 million, or .99%, and non-accrual loans of $12.8 million, or .98%. This represents an increase in total delinquency as compared to the 3rd quarter posting of 1.25% and year-end 2007 of .98%. The primary contributing factor to the increase in 30 – 89 day delinquencies during the quarter was the addition of the Coddle Creek loan portfolio which accounted for approximately $4 million of the 30 – 89 day delinquency total. The increase in non-accrual loans during the quarter were primarily influenced by a $2.9 million loan in the Hospitality industry that was placed in non-accrual at year end and $2.8 million in non-accrual loans in the Coddle Creek loan portfolio.
As it relates to the Coddle Creek loan portfolio, the potential for increased delinquency and non-accrual loans was identified during the due diligence process and was anticipated. Coddle Creek did not have a formal collection function in place and had historically been lackadaisical in its collection efforts. Based upon our initial evaluation of the typical collateral position of the Coddle Creek mortgage portfolio, we anticipate potential losses will be manageable. The $2.9 million hotel loan that was placed in non-accrual as of December 31 was approximately 45 days delinquent at year-end and had been previously identified on the bank’s watch list with workout efforts well under way. The borrowers have been cooperating with the bank and a foreclosure sale has been scheduled for mid-March. An auctioneer has been engaged to maximize the sales potential for the property.
Non-performing assets as a percentage of loans measured 1.08% at year-end driven by the aforementioned non-accrual loans and $1.3 million in OREO. OREO consists of approximately 25 properties with the largest property being $320,000.
The allowance for loan and lease losses was $15,978,000 at year-end which is 1.23% of total loans and provides a coverage ratio to non-performing loans of 1.25%. The allowance has been trending upward throughout the year as it measured $12,833,000, or 1.05% of total loans, at December 31, 2007. The provision for the year was $7,422,000 as compared to net charge-offs of $5,446,000. As it relates to net charge-offs, it is noteworthy that approximately 2/3rds of the charge-offs were amounts that had been previously identified and specifically allocated.
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions;

the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.

Date: January 30, 2009	By:	/s/ David D. Brown David D. Brown
Chief Financial Officer